Exhibit T3B.7

INCORPORATION

(Colt International Coöperatief U.A.)

This eleventh day of December two thousand and twelve, there appeared before me, Rudolf van Bork, civil law notary officiating in Amsterdam, the Netherlands:  Miranda van Es, born in Bergen op Zoom, the Netherlands, on the twenty-seventh day of November nineteen hundred and eighty-one, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands, acting as authorized representative of:

1.                                      Colt Defense LLC, a limited liability company incorporated under the laws of the State of Delaware, having its principal place of business at 547 New Park Avenue, West Hartford, Connecticut 06141, United States of America, registered with the Delaware Division of Corporations under number 3570211 (Incorporator I); and

2.                                      Colt Defense Technical Services LLC, a limited liability company incorporated under the laws of the State of Delaware, having its principal place of business at 547 New Park Avenue, West Hartford, Connecticut 06141, United States of America, registered with the Delaware Division of Corporations under number 5111679 (Incorporator II and together with Incorporator I:  the Incorporators).

Powers of Attorney.

The authorization of the person appearing is evidenced by two (2) written powers of attorney, copies of which shall be attached to this deed (Annex).

The person appearing declared the following:

the Incorporators hereby incorporate a cooperative under Dutch law (coöperatie) (the Cooperative), with the following Articles of Association:

ARTICLES OF ASSOCIATION

CHAPTER I.

Article 1.  Definitions and interpretation.

1.1                               In these Articles the following expressions shall have the following meanings:

a.                                      General Meeting:

the body (orgaan) of the Cooperative consisting of all persons entitled to vote;

b.                                      Board of Directors:

the board (bestuui) of the Cooperative;

c.                                       Director:

a member of the Board of Directors;

d.                                      Member Capital Account:

means with respect to a Member the account mentioned in Article 9;

e.                                       Member:

a member of the Cooperative;

f.                                        Membership:

the membership (lidmaatschap) of the Cooperative;

g.                                       Membership Rights:

all the rights, obligations and contractual relationships that a Member has vis-à-vis the Cooperative and the other Members which result from its Membership, these Articles of Association and an agreement between the Cooperative and the respective Member, including, but not limited to, the rights of such Member to the Member Capital Account established for its benefit;

h.                                      in writing:

means by letter, by telecopier, by e-mail, or by message which is transmitted via any other current means of communication and which can be received in the written form, provided that the identity of the sender can be sufficiently established;

i.                                          Articles of Association:

the articles of association of the Cooperative; and

j.                                         Unanimous Resolution:

a resolution of the General Meeting adopted in a meeting in which all Members entitled to vote are present or represented and such resolution is carried by unanimous vote, as well as a resolution adopted in accordance with Article 24.

1.2                               References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

CHAPTER II.  NAME, OFFICIAL SEAT AND LIABILITY; OBJECTS.

Article 2.  Name, Official Seat and Liability.

2.1                               The name of the Cooperative is:

Colt International Coöperatief U.A.

2.2                               The Cooperative has its official seat in the municipality of Amsterdam, the Netherlands.

2.3                               The Members and former Members shall not be liable for the Cooperative’s debts and they shall be under no obligation to contribute to a deficit existing at the time of dissolution of the Cooperative, if any.

Article 3.  Objects.

3.1                               The objects of the Cooperative are to provide for certain material needs of its Members, including cost savings, pursuant to the agreements concluded with its Members (as part of the Membership Rights and, if applicable, separate agreements the Cooperative may have entered into with the Members) in the business undertaking that the Cooperative carries on or procures to be carried on for that purpose for the benefit of Its Members.

The Cooperative may, in furtherance of its objects, inter alia, collect funds from its Members and invest these funds.

3.2                               The Cooperative tries to achieve its objects as described in Article 3.1 by conducting or commissioning the following business activities in its own name, on its own account and at its own risk:

a.                                      the investing of the capital made available by the Members with the purpose of making profit for the benefit of its Members;

b.                                      to finance businesses and companies, to borrow and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness and to provide loans to businesses and companies with which it forms a group and to third parties, as well as to enter into agreements in connection with aforementioned activities;

c.                                       to acquire and/or manage businesses and companies and to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies outside of the United States of America;

d.                                      to provide and render advice and services to businesses and companies in which the Cooperative has an interest;

e.                                       to acquire, alienate, manage and exploit registered property and items of property in general outside of the United States of America;

f.                                        to grant guarantees, to bind the Cooperative and to encumber Its assets for obligations of businesses and companies with which it forms a group and for obligations of third parties, and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

3.3                               The Cooperative may conclude agreements similar to those that it concludes with its Members also with third parties, but not to such an extent that the agreements with Its Members are of secondary importance only.

CHAPTER III.  MEMBERSHIP AND CAPITAL ACCOUNT.

Article 4.  Admission of Members.  Members’ Register.

4.1                               Only individuals, legal entities as well as unincorporated companies and other companies without legal personality can be a Member.

4.2                               A new Member shall be admitted to the Cooperative by a Unanimous Resolution.

4.3                               The resolution to admit the Member will specify the further conditions for admission.

4.4                               The Board of Directors keeps a register which contains the names and addresses of all Members.  On application by a Member, the Board of Directors shall furnish an extract from the Member’s register, free of charge, insofar as it relates to the applicant’s Membership Rights.  The Board of Directors will make the Members’ register available for inspection at the Cooperative’s offices or at another suitable place for that purpose.

Article 5.  Transfer and Transmission of the Memberships and Membership Rights.

5.1                               Memberships and the Membership Rights are not personal and can be transferred and transmitted in accordance with this Article 5.

5.2                               The Membership and Membership Rights of a legal entity that ceases to exist as a result of a merger (fusie) or demerger (sptitsing) or any equivalent under applicable Jaw will pass to the acquiring legal entity or to any other acquiring legal successor.  The acquiring legal entity may only exercise its rights towards the Cooperative upon the approval of the General Meeting which has been granted by means of a Unanimous Resolution.

5.3                               A Member wishing to transfer his Membership and/or Membership Rights (the Applicant) shall require a Unanimous Resolution approving such transfer.  The request for approval shall be made by the Applicant by means of a written notification to the Board of Directors, stating the person to whom the Applicant wishes to transfer the

Memberships and Membership Rights.  The Board of Directors shall be obliged to convene and to hold a General Meeting to discuss the request for approval within six weeks from the date of receipt of the request.  The contents of such request shall be stated in the convocation.  A resolution to approve a transfer requires a Unanimous Resolution and shall, in the event approval is granted for a transfer to a person not being a Member, also be considered a resolution to admit that person in accordance with the provisions of Article 4.2.  Article 4.4 is applicable.  If the General Meeting resolves to approve a transfer, the Applicant may transfer the Memberships and Membership Rights to the person mentioned in the request.

5.4                               The transfer of Memberships and Membership Rights requires an agreement in writing by which the parties involved are a party, followed by a notification in writing to the Cooperative.

5.5                               Upon the notice in writing mentioned in Article 5.4, the amount of the Membership Capital Account will be held by the Cooperative for the Member that acquired the Membership and Membership Rights.

5.6                               The provisions of Article 5.1, 5.3 and 5.4 shall apply by analogy to the pledging of Memberships and Membership Rights and to the creation or transfer of a usufruct in Memberships and Membership Rights.

Article 6.  End of the Membership.

6.1                               A Member’s Membership shall end if, with due observance of the provisions of Article 5, the Membership Rights are transferred or:

a.                                      if the Member is a natural person, upon the Member’s death; and

b.                                      if the Member is a legal entity, when that legal entity ceases to exist without a legal successor under a universal title of succession or by any other means, without prejudice to the provisions of Article 5.2.

6.2                               In addition, the Membership of a Member will end with due observance of the provisions of Article 6.3 up to and including 6.11 by means of:

a.                                      termination by the Member;

b.                                      termination by the Cooperative; or

c.                                       removal as a Member.

6.3                               A Member may only terminate its Membership effective from the end of a financial year following on that when the notice of termination is given.  The Membership shall be cancelled immediately upon notice of termination being given by the Member, if:

a.                                      the Member cannot reasonably be required to continue the Membership; or

b.                                      a resolution by which its rights are limited or its obligations are increased, a resolution to convert the Cooperative into a different legal form or a merger or demerger resolution within the meaning of Book 2, Title 7, of the Dutch Civil Code has been adopted and the Member within one month after being informed about the resolution has informed the Board of Directors about the intention to end the Membership with immediate effect.

In the event that a Member has notified the Board of Directors in accordance with b. above, the resolution by which the rights of the Member are limited or his obligations are increased will then not apply to that Member.  A Member may not cancel the Membership in accordance with b. above, in the event of any adjustment of financial rights and obligations.

6.4                               The Membership shall also terminate if the Member and the Cooperative have agreed on such termination in writing.

6.5                               Any termination of the Membership in violation of the provisions of Article 6.3 hereof will terminate the Membership as from the earliest-permitted date after the date as from which notice of termination was given.

6.6                               The Board of Directors may decide the Cooperative to render a notice of termination to a Member if:

a.                                      a Member no longer meets the requirements stipulated for the Membership by the Articles of Association;

b.                                      a Member no longer fulfils its obligations towards the Cooperative; or

c.                                       the Cooperative cannot reasonably be required to continue the Membership.

6.7                               Removal of a Member shall be effected by a resolution of the Board of Directors.  A Member may only be removed if he acts contrary to the Articles of Association, any bylaws or resolutions of the Cooperative, or unreasonably disadvantages the Cooperative.

6.8                               In the event of a termination or removal by the Cooperative, the Board of Directors shall notify the Member in writing stating the reasons for the termination or removal.

6.9                               In the event of a resolution on termination of the Membership by the Cooperative on the grounds that a Member has failed to fulfil its obligations towards the Cooperative or that the Cooperative cannot reasonably be required to continue the Membership, and in the event of a resolution to remove a Member, the party in question may file an appeal with the General Meeting within one month of being notified of such resolution.  During the period of appeal and pending the appeal the Member will be suspended, on the understanding, however, that the suspended Member will have access to the General Meeting at which the resolution to suspend the Member will be discussed and may address that meeting.

6.10                        Upon termination of a Membership, payment will be made to such Member in an amount equal to the amount that the relevant Member would receive pursuant to Article 26 if the Cooperative would be dissolved and liquidated at the time of termination.

6.11                        If the Membership ends in the course of a financial year, the annual contribution, for that financial year (if any) will nevertheless be due in full.

Article 7.  Membership Agreement.

7.1                               The Cooperative must conclude member agreements between the Cooperative and its Members, prescribing each Members’ rights and obligations towards the Cooperative and the other Members in addition to the Articles of Association.

7.2                               The General Meeting may adopt member regulations which regulations, inter alia, govern the internal organisation of the Cooperative.

Article 8.  Obligations of the Members.

The Members are obliged to pay an annual contribution /or to pay Members’ capital, as to be determined pursuant a Unanimous Resolution adopted at the proposal of the Board of Directors.

Article 9.  Capital Contributions.

9.1                               An account shall be established in the books of the Cooperative for each and every Member.  Each Member Capital Account shall be credited with an amount equal to the value of the capital contribution to the Cooperative made by the applicable Member at the date of such capital contribution.  The Member Capital Account shall otherwise increase and decrease in accordance with the terms and conditions of these Articles of

Association, the Membership Agreement(s), and as otherwise agreed between the Cooperative and the Members.

9.2                               A capital contribution must consist of cash insofar as no non-cash contribution has been agreed upon and requires the written consent of each Member.

CHAPTER IV.  BOARD OF DIRECTORS

Article 10.  Board of Directors.

10.1                        The Board of Directors shall consist of one or more Directors A and one or more Directors B, provided that the number of Directors B shall be at least equal to the number of Directors A.  The number of the members of the Board of Directors shall be determined by the General Meeting.

10.2                        Each Director B shall be a resident of the Netherlands.  If a Director B ceases to be a resident of the Netherlands, he will immediately inform the Board of Directors thereof.

10.3                        Both Members and non-Members may be members of the Board of Directors as well as individuals and legal entities.

10.4                        Directors are appointed by the General Meeting.  Upon appointment, the General Meeting shall designate the title of Director A or Director B to a Director.  A vacancy shall be filled as soon as possible.

10.5                        If the Board of Directors consists of more than one Director, the Board of Directors shall designate the Director B as chairman or, in case more than one Directors B are appointed, shall designate a chairman from amongst its Directors B, and make arrangements for his substitution in case of absence.

10.6                        A Director may be suspended or removed by the General Meeting at any time, for any reason, with or without cause.

10.7                        Any suspension may be extended one or more times, but may not last longer than three months in the aggregate.  If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.

Article 11.  Duties, Decision-making Process and Allocation of Duties.

11.1                        The Board of Directors shall be entrusted with the management of the Cooperative, subject to the provisions of these Articles of Association.

11.2                        Meetings of the Board of Directors shall in principle be held in the Netherlands, and key decisions shall be adopted in the Netherlands.

Any meeting of the Board of Directors may be held by means of a conference call, video-conference, or similar communications equipment allowing all persons participating in the meeting to speak and hear each other or through any other device permitted then by applicable law, provided that at all times any such meeting shall be initiated from the Netherlands.  Participation in a meeting through any such lawful device or arrangement shall constitute presence at such meeting.  Such meetings shall be deemed to be held at the place where it is initiated.

11.3                        All resolutions of the Board of Directors shall be adopted by more than half of the votes cast.  Each Director A is entitled to cast a number of votes that equals as many votes as the number of Directors B present or represented at the meeting and vice versa.  For the avoidance of doubt, no valid resolutions can be adopted in the event no Directors B are present or represented at the meeting.  The same applies, when no Directors A are present or represented at the meeting.  If there is a tie in voting, the decision shall be referred to the General Meeting.

A Director may be represented at a meeting of the Board of Directors by a fellow Director pursuant to a power of attorney issued in writing, provided that a Director B may only be represented by a fellow Director B.

11.4                        Resolutions of the Board of Directors may also be adopted outside a formal meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Directors then in office and none of them objects to the proposed manner of adopting resolutions.  Adoption of resolutions in writing shall be effected by written statements from all Directors then in office.

11.5                        The Board of Directors may establish additional rules regarding its decision-making process and working methods, in addition to the relevant provisions of these Articles of Association.

11.6                        The Board of Directors shall be entitled to assign, under its responsibility, certain parts of its duties to committees to be appointed by it.

Article 12.  Representation; Conflicts of Interest.

12.1                        The Board of Directors is authorized to represent the Cooperative.  One Director A and one Director B acting jointly, shall also be authorized to represent the Cooperative.

12.2                        The Board of Directors may appoint officers with general or limited power to represent the Cooperative.  Each officer shall be competent to represent the Cooperative, subject to the restrictions imposed on him.  The Board of Directors shall determine each officer’s title.  The authority of an officer thus appointed shall also extend to any transaction where the Cooperative has a conflict of interest with one or more Directors, unless the General Meeting has made an appointment in accordance with Article 12.3.

12.3                        In the event of a conflict of interests between the Cooperative and a Director, the General Meeting may appoint one or more persons to represent the Cooperative in the case at hand or in general in the event of such a conflict.

12.4                        If a seat is vacant on the Board of Directors (ontstentenis) or a member of the Board of Directors is unable to perform his duties (be/et), the remaining members or member of the Board of Directors shall be temporarily entrusted with the management of the Cooperative, provided that at least one Director A and one Director B are not absent or prevented from performing their duties.

12.5                        If all Directors or the sole Director of a certain class are absent or prevented from performing their duties, the person appointed for that purpose by the General Meeting, shall be temporarily entrusted with the management of the Cooperative together with the Director or Directors of the other class, or together with the person appointed by the General Meeting for the purpose of being temporarily entrusted with the management of the Cooperative.

Article 13.  Approval of Board of Directors Resolutions.

13.1                        The General Meeting may require resolutions of the Board of Directors to be subject to its approval.  The Board of Directors shall be notified in writing of such resolutions, which shall be clearly specified.

13.2                        The absence of approval by the General Meeting of a resolution as referred to in this Article 13 shall not affect the authority of the Board of Directors or its Directors to represent the Cooperative.

CHAPTER V.  FINANCIAL YEAR, ANNUAL ACCOUNTS, PROFITS AND DISTRIBUTIONS

Article 14.  Financial Year and Annual Accounts.

14.1                        The Cooperative’s financial year shall be the calendar year.

14.2                        The Board of Directors is required to keep records of the financial condition of the Cooperative and of all matters related to the activities of the Cooperative in accordance with the requirements arising from those activities, and to keep the related books, records and other data carriers in such a way, that the rights and obligations of the Cooperative are all times apparent therefrom.

14.3                        Annually, not later than six months after the end of the financial year, save where this period is extended by the General Meeting by not more than five months by reason of special circumstances, the Board of Directors shall prepare annual accounts and make them available at the Cooperative’s office for inspection by the Members.

14.4                        Within the same period, the Board of Directors shall also deposit the annual report for inspection by the Members, unless Section 2:396, subsection 7, or Section 2:403 of the Dutch Civil Code applies to the Cooperative.

14.5                        The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

14.6                        The annual accounts shall be signed by the Directors.  If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

14.7                        The Cooperative may, and if the law so requires shall, appoint an accountant to audit the annual accounts.  Such appointment shall be made by the General Meeting.  The Board of Directors shall be authorised to do so when the General Meeting fails to appoint an accountant.  The accountant shall report on his audit to the Board of Directors.  The accountant shall set out the results of his audit in a certificate as to whether the annual accounts give a true and fair view.  The accountant’s certificate will be made available to the Members in accordance with Article 14.9.  The provisions of Section 2:393 of the Dutch Civil Code shall apply accordingly to the extent possible.

14.8                        If no accountant’s certificate as referred to in Article 14.7 is made available, the General Meeting shall appoint annually from among the Members a financial committee of at least two persons who may not be Directors.  The financial committee shall examine the annual accounts and report their findings to the General Meeting.  If the examination of the annual accounts requires special knowledge of accounts, the financial committee may request assistance from an expert.  The Board of Directors shall be obliged to furnish the committee with ell the information required, to show cash and assets, if so desired, and to allow inspection of the books and records of the Cooperative.

14.9                        The Cooperative shall ensure that the annual accounts, the annual report and the information to be added by virtue of Section 2:392, subsection 1, of the Dutch Civil Code are kept at its office as from the day on which notice of the annual General Meeting is given.  Members may inspect the documents at that place and obtain a copy free of charge.

Article 15.  Adoption of the Annual Accounts and Release from Liability.

15.1                        The annual accounts shall be adopted by the General Meeting at the Annual Meeting as mentioned in Article 18.1.

15.2                        After adoption of the annual accounts, the General Meeting may pass a resolution concerning release of the Directors from liability for the exercise of their duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts.  The scope of a release from liability shall be subject to limitations by virtue of the law.

Article 16.  Profits, Loss and Distributions.

16.1                        The Cooperative shall maintain a profit reserve to which the profits and losses in any current financial year shall be allocated in accordance with the provisions of this Article 16 (the Profit Reserve).  Each Member is entitled to the Profit Reserve pro rata to the balance of their respective Member Capital Accounts.

16.2                        From the accrued profits of the financial year concerned first an amount equal to the negative balance of the Profit Reserve (if any) shall be allocated to the Profit Reserve.  Any balance remaining shall, subject to Article 16.4 and 16.7, be distributed to the Members and/or added to the Profit Reserve in the amount or amounts as determined by the General Meeting by Unanimous Resolution.

16.3                        The accrued losses from the financial year concerned shall be allocated to the Profit Reserve.

16.4                        Any distribution at the expense of the Profit Reserve can only be made to the extent of the positive balance of the Profit Reserve.

16.5                        By way of a Unanimous Resolution interim distributions may be made from profits realized during a financial year (as estimated by the General Meeting) to the Members.

16.6                        The authority to resolve to make any other distribution, as well as to determine the timing and further conditions of any other distribution to the Members, at the charge of the Member Capital Accounts, shall be vested in the General Meeting, provided that each Member Capital Account must have a positive balance upon such distribution.

16.7                        Any distribution pursuant to Article 16.4, 16.5 and 16.6 shall at all times be made to the Members pro rata to the balance of their respective Member Capital Accounts, unless decided otherwise by the General Meeting by a Unanimous Resolution.

16.8                        Distribution of the accrued profits of a financial year shall only be made after adoption of the annual accounts.

16.9                        A deficit may be made up to the detriment of the reserves prescribed by law only in so far as so permitted by law.

CHAPTER VI.  THE GENERAL MEETING.

Article 17.  Powers.

All powers in the Cooperative that have not been transferred to the Board of Directors by law or by these Articles of Association, or pursuant to these Articles of Association shall be vested in the General Meeting.

Article 18.  General Meeting.

18.1                        Annually, not later than within seven months after the end of the financial year, unless that period is extended by the General Meeting, a General Meeting - the Annual Meeting - will be held.  The following will be discussed at the Annual Meeting, among other things:

a.                                      if applicable:  the annual report;

b.                                      if applicable:  the report by the financial committee as referred to in Article 14.8;

c.                                       the adoption of the annual accounts;

d.                                      the granting of discharge to the Directors;

e.                                       unless an auditor has already been given an instruction as referred to in Article 14.7 for the following financial year:  the appointment of an auditor or financial committee in accordance with Article 14.7 and 14.8;

f.                                        the filling of any vacancies;

g.                                       proposals of the Board of Directors or the Members, announced in the notices convening the meeting.

18.2                        Other General Meetings will be convened as often as the Board of Directors considers desirable or it is required to do so by law or by these Articles of Association.

18.3                        At the written request of at least such number of Members as are authorized to cast one-tenth of the votes at the General Meeting, the Board of Directors will be required to convene a General Meeting to be held within a period of not more than four weeks after the filing of the request.  If the request is not complied with within fourteen days, the applicants may themselves convene a meeting, in accordance with Article 19.2 or by means of an advertisement in at least one popular newspaper in the place where the Cooperative has its official seat, with due observance of the notice period for convening a meeting as specified in Article 19.  The applicants may then assign the chairmanship of the meeting and the keeping of minutes to parties other than Directors.

Article 19.  Notice, Agenda and Venue of Meetings.

19.1                        Notice of General Meetings shall be given by the Board of Directors.  Furthermore, notice of General Meetings may be given by Members representing in the aggregate at least half of the votes that can be cast in a General Meeting, without prejudice to the provisions of Article 18.3.

19.2                        Notice of the meeting shall be given no later than on the seventh day prior to the day of the meeting.

19.3                        The notice convening the meeting shall specify the business to be discussed.  Other business not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 19.2.

19.4                        The notice of the meeting shall be sent to the addresses of the Members shown in the register of Members.  Instead of through notice letters, any Member that gives his consent, may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by him for this purpose to the Cooperative.

19.5                        General Meetings are held in the municipality in which, according to these Articles of Association, the Cooperative has Its official seat or Rotterdam or the municipality of Haarlemmermeer.  General Meetings may also be held elsewhere in the Netherlands, in which case valid resolutions of the General Meeting may only be adopted if all Members are present or represented.

Article 20.  Admittance and Rights at Meetings.

20.1                        Each Member and each Director shall be entitled to attend the General Meetings.  Members may be represented in a meeting by a proxy authorised in writing.  Suspended Members, subject to the provisions of Article 6.9, and suspended Directors shall not be admitted.

20.2                        At a meeting, each person present with voting rights must sign the attendance list.  The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

20.3                        A Director who is not a Member shall have the right to give advice in the General Meeting.

20.4                        The General Meeting shall decide on the admittance of other persons to the meeting.

Article 21.  Chairperson and Secretary of the Meeting.

21.1                        The chairman of the Board of Directors shall be the chairman of the meeting, or in his absence his substitute.  If the chairman of the Board of Directors nor his substitute are present, the chairman of a meeting shall be appointed by the General Meeting.

21.2                        The chairperson of the meeting shall appoint a secretary for the meeting.

Article 22.  Minutes; Recording of Resolutions of the Members.

22.1                        The secretary of a meeting shall keep minutes of the proceedings at the meeting.  The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

22.2                        The Board of Directors shall keep record of all resolutions adopted by the General Meeting.  If the Board of Directors is not represented at a meeting, the chairperson of the meeting shall ensure that the Board of Directors is provided with a transcript of the resolutions adopted as soon as possible after the General Meeting.  The records shall be deposited at the Cooperative’s office for inspection by the Members.  On application, each of them shall be provided with a copy or an extract from the records.

Article 23.  Adoption of Resolutions in a Meeting.

23.1                        Each Member that has not been suspended shall be entitled to cast a number of votes equal to the quotient of the balance of the Member’s Capital Account of the relevant Member divided by one hundred times the total balance of the Member’s Capital Accounts of all Members, from time to time.  If the Membership Interest shall be a fractional number, it shall be rounded downwards.

Notwithstanding the previous sentences, each Member may in any event cast one (1) vote.

23.2                        To the extent that law or these Articles of Association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast.

23.3                        If there is a tie in voting, the proposal shall be deemed to have been rejected.

23.4                        If the formalities for convening and holding of General Meetings, as prescribed by the applicable law or these Articles of Association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if in such meeting all Directors and all Members entitled to vote are present or represented and such resolution is carried by unanimous vote.

23.5                        When determining how many votes are cast by Members as well as how many Members are present or represented, no account shall be taken of Members who are not entitled to vote pursuant to the law or these Articles of Association.

Article 24.  Adoption of Resolutions without holding Meetings.

24.1                        Members may adopt resolutions of the General Meeting in writing without holding a meeting, provided they are adopted by the unanimous vote of all Members entitled to vote and with the prior knowledge of the Board of Directors.

24.2                        Each Member must ensure that the Board of Directors is informed of the resolutions thus adopted as soon as possible in writing.  The Board of Directors shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 22.2.

CHAPTER VII.  AMENDMENT OF THE ARTICLES OF ASSOCIATION; DISSOLUTION AND LIQUIDATION; GOVERNING LAW.

Article 25.  Amendment of these Articles of Association.

25.1                        These Articles of Association may be amended only by a Unanimous Resolution, provided that the meeting has been convened with the notification that an amendment of these Articles of Association will be proposed in that meeting.

25.2                        Those who have convened the General Meeting to discuss a motion to amend these Articles of Association shall, at least five days before the meeting, deposit a copy of such motion containing the verbatim text of the proposed amendment, at a place appropriate for that purpose for inspection by the Members, until the end of the day on which the meeting is held.

25.3                        An amendment of these Articles of Association shall become effective only after a notarial deed has been drawn up for that purpose executed by a civil law notary in the Netherlands.  Each Director is authorised to execute the deed.

Article 26.  Dissolution and Liquidation.

26.1                        The Cooperative may be dissolved pursuant to a resolution to that effect by the General Meeting.  The provisions of Article 25.1 and 25.2 shall apply by analogy.

26.2                        If the Cooperative is dissolved pursuant to a resolution of the General Meeting, the Directors shall become liquidators of the dissolved Cooperative’s property, unless the General Meeting resolves to appoint one or more other persons as liquidator.

26.3                        During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

26.4                        The balance remaining after payment of debts of the terminated Cooperative shall be transferred to the Members pro rata to the balance of their respective Member Capital Accounts, unless resolved otherwise by a Unanimous Resolution.

26.5                        The provisions of Title 1, Book 2 of the Dutch Civil Code shall also apply to the liquidation.

Article 27.  Transitional Provision.

The first financial year of the Cooperative shall end on the thirty-first day of December two thousand and twelve.  This Article and its heading shall cease to exist after the end of the first financial year.

Final Statements.

Finally, the persons appearing have declared:

a.                                      As per the moment of incorporation of this Cooperative, the Incorporators will be admitted as Members.

b.                                      The first Board members of the Cooperative are:

1.                                      Incorporator I as Director A;

2.                                      ATC Management B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its registered seat in Amsterdam, the Netherlands, as Director B; and

3.                                      Ronald Rosenboom, born in Nieuwer-Amstel, the Netherlands on the thirty-first day of March, nineteen hundred sixty-one, as Director B.

End.

The person appearing is known to me, civil law notary.  This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed.  The contents of the deed have been stated and clarified to the person appearing.  The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.  After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch.  In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text.  Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms.  The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.